Exhibit 99.1

Twelve Seas Investment Company II Announces Termination of its Business Combination Agreement with Crystal Lagoons, Expected Filing of Form 25 and Final Redemption Amount

New York, NY, June 25, 2024 (GLOBE NEWSWIRE) -- Twelve Seas Investment Company II (the “Company”) today announced that its previously announced Agreement and Plan of Merger in connection with its planned business combination with Crystal Lagoons U.S. Corp., a Delaware corporation (“Original Crystal Lagoons”) and CL Newco Inc., a Delaware corporation (“New Crystal Lagoons” and together with Original Crystal Lagoons, “Crystal Lagoons”) was terminated by Crystal Lagoons due to the conditions to the closing of the initial business combination not being satisfied or waived by the outside date of May 31, 2024. The Company will not seek an alternative business combination.

Additionally, the Company announced today that (i) the amount paid to its public stockholders was $10.64 per public share, rather than the previously reported $10.558 per public share (the “Final Redemption Amount”), (ii) the Company’s securities were delisted from the over-the-counter market on June 20, 2024 in connection with the payment of the Final Redemption Amount and (iii) it expects that the Nasdaq Stock Market LLC will file a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) on June 28, 2024. The Company thereafter intends to file a Form 15 with the SEC to suspend its reporting obligations under Section 12(g) of the Securities Exchange Act of 1934, as amended.

About Twelve Seas Investment Company II

Twelve Seas Investment Company II, a Delaware corporation, is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). While the Company could pursue an initial Business Combination target in any business, industry or geographic location, it focused its search on global companies located outside the United States, primarily in the Pan-Eurasian region, including Western Europe, Eastern Europe and the Middle East. The Company also considered prospective targets located in the United States, but which are owned by non-U.S. shareholders, including sovereign wealth funds, family offices or industrial conglomerates headquartered in the Pan-Eurasian region.

Contact:

Dimitri Elkin
Twelve Seas Investment Company II
delkin@twelveseascapital.com